                                                                    EXHIBIT 99.2


                                 [WESTPORT LOGO]

                         WESTPORT RESOURCES CORPORATION
                           410 17TH STREET, SUITE 2300
                             DENVER, COLORADO 80202

     WESTPORT RESOURCES CORPORATION ANNOUNCES STOCK REPURCHASE AUTHORIZATION

Denver, Colorado - September 21, 2001 - Westport Resources Corporation ("Westport") (NYSE: WRC) today announced that its Board of Directors authorized management to repurchase up to $30 million of its common stock. The authorization is effective immediately and continues through December 31, 2002. "We believe that the current stock price does not fairly reflect the value of our assets and our portfolio of growth opportunities," said Donald Wolf, the Company's Chairman and CEO. "We have confidence in the Company's future and believe this repurchase program will produce long term benefits for the Company and our stockholders."

Under this repurchase program, the Company anticipates that the stock will be repurchased through privately negotiated transactions or in the open market. The repurchase program's terms have been structured to comply with the Securities and Exchange Commission's Rule 10b-18, and are subject to market conditions, other applicable legal requirements, the terms of the Company's indentures and credit agreement, and other factors. The repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended at any time.

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Gulf of Mexico, the Rocky Mountains, Permian Basin/Mid-Continent and the Gulf Coast.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.

FORWARD - LOOKING STATEMENTS

This material includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements other that are not statements of fact. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the cautionary statements contained in this material and risks and uncertainties inherent in the Company's business set forth in the filings of the Company with the Securities and Exchange Commission. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, general economic conditions, and the actions or inactions of third-party operators. The Company does not undertake any obligation to update any forward-looking statements contained in this material.